EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Second Quarter 2015 Financial Results

MIDVALE, Utah, Aug. 27, 2015 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the "Company") today announced financial results for the thirteen weeks and twenty-six weeks ended August 1, 2015.

For the thirteen weeks ended August 1, 2015:

  Net sales increased by 8.5% to $173.0 million from $159.5 million in the second quarter of fiscal 2014. Same store sales increased by 0.5%.
  Income from operations increased to $16.8 million from $12.3 million in the second quarter of fiscal 2014. Adjusted income from operations, which excludes the reversal of an accrual related to a litigation in the second quarter of 2015 (see "GAAP and Non-GAAP Measures"), was $12.8 million as compared to $12.3 million in the second quarter of fiscal 2014.
  The Company opened four new stores in the second quarter of fiscal 2015 and ended the quarter with 61 stores in 19 states, a unit increase of 13.0% from the end of the second quarter of fiscal 2014.
  Interest expense decreased to $3.4 million from $4.1 million in the second quarter of fiscal 2014.
  Net income was $8.2 million compared to $5.1 million in the second quarter of fiscal 2014. Adjusted net income, which excludes the reversal of an accrual related to a litigation matter, net of taxes (see "GAAP and Non-GAAP Measures"), was $5.7 million during the second quarter of fiscal 2015 as compared to $5.1 million in the corresponding period of fiscal 2014.
  Diluted earnings per share were $0.19 compared to diluted earnings per share of $0.12 in the second quarter of fiscal 2014. Adjusted diluted earnings per share (see "GAAP and Non-GAAP Measures"), were $0.14 compared to adjusted diluted earnings per share of $0.12 in the second quarter of fiscal 2014.
  Adjusted EBITDA was $17.3 million compared to $16.0 million in the second quarter of fiscal 2014.

John Schaefer, President and Chief Executive Officer, stated: "We are pleased with our second quarter results which came in better than our expectations, highlighted by increased net sales, positive same store sales and gross margin expansion, despite a still promotional industry and the continued impact from competition."

Mr. Schaefer added: "As we enter the fall hunting season, we remain encouraged by the improving industry trends and indicators that suggest that we are near normalized industry dynamics in the firearm and ammunition categories. We are excited about our refined small store format that allows us to profitably service even smaller MSA's, and we remain focused on our key priorities. These include continued store growth given the significant white space opportunity, expansion of our loyalty program, enhancement of operating margins and maintaining best in class customer service. We believe we are well positioned for the second half of the year and as a result, we are reiterating our full year 2015 guidance."

For the twenty-six weeks ended August 1, 2015:

  Net sales increased by 8.8% to $317.5 million from $291.9 million in the first half of fiscal 2014. Same store sales remained relatively flat in the first half of fiscal year 2015 compared to the first half of fiscal year 2014.
  Income from operations increased to $18.0 million from $12.1 million in the first half of fiscal 2014. Adjusted income from operations, which excludes the reversal of an accrual related to a litigation in the second quarter of 2015 and expenses related to bonuses paid as a result of the successful completion of our initial public offering ("IPO") in the first quarter of fiscal 2014 (see "GAAP and Non-GAAP Measures"), was $14.0 million as compared to $14.3 million in the first half of fiscal 2014.
  The Company opened six new stores in the first half of fiscal 2015.
  Interest expense decreased to $6.9 million from $9.4 million in the first half of fiscal 2014.
  Net income was $6.8 million compared to $1.7 million in the first half of fiscal 2014. Adjusted net income, which excludes the reversal of an accrual related to a litigation matter in the second quarter of 2015, and expenses related to the IPO bonuses in the first quarter of 2014, net of taxes (see "GAAP and Non-GAAP Measures"), was $4.4 million during the first half of fiscal 2015 compared to adjusted net income of $3.0 million in the corresponding period of fiscal 2014.
  Diluted earnings per share were $0.16 compared to diluted earnings per share of $0.04 in the first half of fiscal 2014. Adjusted diluted earnings per share (see "GAAP and Non-GAAP Measures"), were $0.10 compared to adjusted diluted earnings per share of $0.07 in the first half of fiscal 2014.
  Adjusted EBITDA was $22.7 million compared to $22.8 million in the first half of fiscal 2014.

Balance sheet highlights as of August 1, 2015:

  Total debt: $205.7 million, consisting of $48.4 million outstanding under the revolving credit facility and $157.3 million outstanding under the term loans, net of unamortized discount.
  Total liquidity (cash plus $64.0 million of availability on a $135.0 million revolving credit facility): $64.6 million

Third Quarter and Fiscal 2015 Outlook:

For the third quarter of fiscal 2015, net sales are expected to be in the range of $198.0 million to $203.0 million based on same store sales in the range of flat to 2.0%. Net income is expected to be in the range of $9.2 million to $10.0 million, with diluted earnings per share of $0.22 to $0.24 on a weighted average of approximately 42.3 million estimated common shares outstanding.

For fiscal 2015, net sales are expected to be in the range of $720.0 million to $740.0 million based on opening nine new stores for the full year and same store sales in the range of (1.0%) to 2.0%. Net income is expected to be in the range of $23.9 million to $26.7 million, with diluted earnings per share of $0.56 to $0.63 on a weighted average of approximately 42.3 million estimated common shares outstanding.

Conference Call Information:

A conference call to discuss second quarter 2015 financial results is scheduled for today, August 27, 2015, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company's website at www.sportsmanswarehouse.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the "SEC"): adjusted income from operations, adjusted net income, adjusted diluted weighted average shares outstanding, adjusted diluted earnings per share and adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under "GAAP and Non-GAAP Measures" in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include our outlook for the third quarter of fiscal year 2015 and for the full fiscal year 2015. Investors can identify these statements by the fact that they use words such as "continue," "expect," "may," "opportunity" "plan," "future" "ahead" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company's retail-based business model, general economic conditions and consumer spending, the Company's concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the company's expansion into new markets and planned growth, current and future government regulations, risks related to the Company's continued retention of its key management, the Company's distribution center, quality or safety concerns about the Company's merchandise, events that may affect the Company's vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption "Risk Factors" in our Form 10-K for the fiscal year ended January 31, 2015 filed with the SEC on April 2, 2015 and our other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmanswarehouse.com.

SPORTSMAN'S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share data)

	For the Thirteen Weeks Ended				For the Twenty Six Weeks Ended

	August 1, 2015	% of net sales	August 2, 2014	% of net sales	August 1, 2015	% of net sales	August 2, 2014	% of net sales

Net sales	$ 172,985	100.0%	$ 159,468	100.0%	$ 317,478	100.0%	$ 291,893	100.0%
Cost of goods sold	114,983	66.5%	106,641	66.9%	216,325	68.1%	198,938	68.2%
Gross profit	58,002	33.5%	52,827	33.1%	101,153	31.9%	92,955	31.8%

Operating expenses:
Selling, general and administrative expenses	41,216	23.8%	40,484	25.3%	83,119	26.2%	80,833	27.6%
Income from operations	16,786	9.7%	12,343	7.8%	18,034	5.7%	12,122	4.2%
Interest expense	(3,448)	(2.0%)	(4,107)	(2.6%)	(6,908)	(2.2%)	(9,365)	(3.2%)
Income before income tax expense	13,338	7.7%	8,236	5.2%	11,126	3.5%	2,757	1.0%
Income tax expense	(5,138)	(3.0%)	(3,173)	(2.0%)	(4,286)	(1.4%)	(1,062)	(0.4%)
Net income	$ 8,200	4.7%	$ 5,063	3.2%	$ 6,840	2.1%	$ 1,695	0.6%

Earnings per share
Basic	$ 0.20		$ 0.12		$ 0.16		$ 0.04
Diluted	$ 0.19		$ 0.12		$ 0.16		$ 0.04

Weighted average shares outstanding
Basic	42,004		41,768		41,927		38,105
Diluted	42,336		41,966		42,242		38,315

SPORTSMAN'S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	August 1, 2015	January 31, 2015
Current assets:
Cash and cash equivalents	$ 583	$ 1,751
Accounts receivable, net	419	425
Merchandise inventories	235,446	185,909
Prepaid expenses and other	4,071	7,468
Income taxes receivable	3,663	5,190
Deferred income taxes	2,514	2,928
Total current assets	246,696	203,671
Property and equipment, net	69,102	54,317
Deferred income taxes	3,858	5,398
Definite lived intangible assets, net	4,827	5,729
Other long-term assets, net	1,442	1,608
	$ 325,925	$ 270,723
	.	.
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$ 60,212	$ 28,500
Accrued expenses	52,448	42,620
Revolving line of credit	48,359	41,899
Current portion of long-term debt, net of discount	1,333	1,333
Current portion of deferred rent	2,966	2,873
Total current liabilities	165,318	117,225

Long-term liabilities:
Long-term debt, net of discount and current portion	156,046	156,713
Deferred rent credit, net of current portion	28,729	28,117
Total long-term liabilities	184,775	184,830
Total liabilities	350,093	302,055

Stockholders' deficit:
Common stock	420	418
Additional paid-in capital	76,579	76,257
Accumulated deficit	(101,167)	(108,007)
Total stockholders' deficit	(24,168)	(31,332)
	$ 325,925	$ 270,723

SPORTSMAN'S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	August 1, 2015	August 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 6,840	$ 1,695
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,629	3,167
Amortization of discount on debt and deferred financing fees	362	674
Amortization of Intangible	902	903
Change in deferred rent	705	5,561
Deferred taxes	1,954	(202)
Stock based compensation	1,077	2,258
Change in assets and liabilities:
Accounts receivable	6	41
Merchandise inventory	(49,537)	(46,047)
Prepaid expenses and other	3,334	(1,191)
Accounts payable	31,712	22,023
Accrued expenses	(4,245)	(1,685)
Income taxes	1,527	(5,315)
Net cash used in operating activities	(734)	(18,118)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,414)	(19,590)
Net cash used in investing activities	(19,414)	(19,590)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on LOC	6,460	33,863
Issuance of common stock	--	73,393
Increase in book overdraft	14,073	5,931
Excess tax benefits from stock-based compensation	283	287
Payment of withholdings on restricted stock units	(1,036)	(993)
Principal payments on long-term debt	(800)	(74,475)
Net cash provided by financing activities	18,980	38,006

Net change in cash and cash equivalents	(1,168)	298
Cash and cash equivalents at beginning of year	1,751	1,354
Cash and cash equivalents at end of period	$ 583	$ 1,652

SPORTSMAN'S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:

	For the Thirteen Weeks Ended		For the Twenty Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Income from operations	$ 16,786	$ 12,343	$ 18,034	$ 12,122
IPO bonus (1)	--	--	--	2,200
Litigation accrual reversal (2)	(4,000)	--	(4,000)	--
Adjusted income from operations	$ 12,786	$ 12,343	$ 14,034	$ 14,322

Reconciliation of GAAP net income and GAAP diluted weighted average shares outstanding to adjusted net income and adjusted weighted average shares outstanding:

Numerator:
Net income	$ 8,200	$ 5,063	$ 6,840	$ 1,695
IPO bonus (1)	--	--	--	2,200
Less tax benefit related to IPO bonus	--	--	--	(847)
Litigation accrual reversal (2)	(4,000)	--	(4,000)	--
Less tax benefit related to litigation accrual reversal	1,540	--	1,540	--
Adjusted net income	$ 5,740	$ 5,063	$ 4,380	$ 3,048

Denominator:
Diluted weighted average shares outstanding	42,336	41,966	42,242	38,315
Initial public offering shares issuance (3)	--	50	--	3,714
Adjusted diluted weighted average shares outstanding	42,336	42,016	42,242	42,029

Reconciliation of earnings per share:
Dilutive earnings per share	$ 0.19	$ 0.12	$ 0.16	$ 0.04
Impact of adjustments to numerator and denominator	(0.05)	--	(0.06)	0.03
Adjusted earnings per share	$ 0.14	$ 0.12	$ 0.10	$ 0.07

Reconciliation of net income to adjusted EBITDA:
Net income	$ 8,200	$ 5,063	$ 6,840	$ 1,695
Interest expense	3,448	4,107	6,908	9,365
Income tax expense	5,138	3,173	4,286	1,062
Depreciation and amortization	2,909	2,218	5,531	4,070
Stock-based compensation expense (4)	480	524	1,077	2,258
Pre-opening expenses (5)	1,164	904	2,091	2,129
IPO bonus (1)	--	--	--	2,200
Litigation accrual reversal (2)	(4,000)	--	(4,000)	--
Adjusted EBITDA	$ 17,339	$ 15,989	$ 22,733	$ 22,779

(1) As a result of the completion of our initial public offering and pursuant to the terms of the employment agreements with our executive officers, we paid $2.2 million in bonuses to our executive officers.
(2) On March 9, 2015, a jury awarded $11.9 million against the defendants in a litigation matter. Based on this decision, we accrued $4.0 million in our results for the fiscal year ended January 31, 2015 related to this matter. We strongly disagreed with the jury's verdict and filed post-trial motions seeking to have the verdict set aside. On July 30, 2015, the court granted our renewed motion for judgment as a matter of law and conditionally granted our motion for a new trial. Based on the overall favorable outcome of the court's decision, we determined that the likelihood of loss in the case is not probable, and, as such, we reversed the previous accrual of $4.0 million in our results for the 13 weeks and 26 weeks ended August 1, 2015.
(3) Assumes our initial public offering was effective as of February 3, 2013, the first day of our fiscal year 2013.
(4) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2013 Performance Incentive Plan.
(5) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.
CONTACT: Investor Contact:
         ICR, Inc.
         Farah Soi/Rachel Schacter
         (203) 682-8200
         investors@sportsmanswarehouse.com